EXHIBIT 8
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                     Tax Opinion of Gallagher & Kennedy, PA

                        [Gallagher & Kennedy Letterhead]


June 20, 2000
Board of Directors
County Bank
102 West Gurley
Prescott, Arizona  86301

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with Section 3.4 of the Agreement and Plan of Merger dated January 7, 2000 as amended as of June 15, 2000 (the "Agreement"), by and among Zions Bancorporation, a Utah corporation ("Zions"), National Bank of Arizona, a national banking association and wholly owned subsidiary of Zions ("NBA"), and County Bank, an Arizona banking corporation ("Bank"). Pursuant to the Agreement, Bank will merge with and into NBA (the "Merger").

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Bank in connection with the Merger. For the purpose of rendering our opinion, we have examined and are relying upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents, including all exhibits and schedules attached thereto:

     1. The Agreement;

     2. Representations made to us by Zions, NBA, and Bank;

     3. The Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 20, 2000 (the "Registration Statement");

     4. An opinion received by Bank from Alex Sheshunoff & Co. Investment Banking that the Merger is fair to the shareholders of Bank as of the Effective Time of the Merger; and

     5. Such other instruments and documents related to the formation, organization and operation of Zions, NBA and Bank and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion we have assumed and are relying upon, without any independent investigation or review thereof, the following:

     1. The genuineness of all signatures on, and the authenticity of, original documents, the conformity to original documents of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents;

     2. The transactions described in the Agreement will be consummated in accordance with their terms, without waiver of any material provision thereof, and the Merger will be effective under applicable federal and state laws;

     3. All of the Bank common shares for which payment in lieu of fractional shares of Zions common stock are received (a) are capital assets in the hands of the Bank shareholder, (b) were not acquired pursuant to the exercise of an employee stock option or otherwise in connection with the performance of services, and (c) are not "Section 306 stock" within the meaning of Section 306 of the Code; and

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     4. Payments to a shareholder of Bank in lieu of fractional shares of Zions common stock (a) are neither essentially equivalent to a dividend nor have the effect of a distribution of a dividend, and (b) will be received within six months of the Effective Time of the Merger and the same taxable year of the shareholder as the Effective Time of the Merger.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the following consequences will result:

     1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Code;

     2. Zions, NBA and Bank will be parties to the reorganization within the meaning of Section 368(b) of the Code;

     3. No gain or loss will be recognized by Zions, NBA or the Bank by virtue of being parties to the reorganization;

     4. No gain or loss will be recognized by the stockholders of the Bank upon their receipt of Zions common stock in exchange for their Bank common stock, except that the cash proceeds received for fractional interests in Zions common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the Code;

     5. The tax basis of the shares of Zions common stock (including fractional interests) received by the Bank stockholders will be the same as the tax basis of their Bank common stock exchanged for the Zions common stock; and

     6. The holding period of the Zions common stock in the hands of former Bank stockholders will include the holding period of their Bank common stock exchanged for the Zions stock, provided the Bank common stock is held as a capital asset at the effective date of the merger.

     In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

     1. Our opinion of the consequences expressed herein is based upon our interpretation of the federal income tax treatment of the Merger under the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the consequences set forth herein. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws;

     2. This opinion only addresses certain federal income tax consequences of the Merger and does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding (i) the amount, existence, and/or availability, after the Merger, of any of the federal income tax attributes of Bank (including, without limitation, net operating loss carryforwards, if any, of Bank), or (ii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Zions common stock or Bank common stock; and

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     3. This opinion is intended solely for your benefit in connection with the
Merger; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus/Proxy Statement constituting a part thereof, and any amendments thereto.

     In the event any one of the statements, representations, warranties or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                                         Very truly yours,

                                         GALLAGHER & KENNEDY, P.A.








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